                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-38486

Supplement to Prospectus Dated June 27, 2001


                      AMENDMENT TO THE ISTAR FINANCIAL INC.
              DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN

         The iStar Financial Inc. Dividend Reinvestment and Direct Stock Purchase Plan is hereby amended as of this 3rd day of August, 2001.

1. Page 6. "Summary of the Plan -- Purchase Date."

The first paragraph is replaced by the following language:

         "When the Administrator purchases shares of common stock from us through optional cash investments, such purchases shall be made on the "Purchase Date" in each month. If the Administrator is buying shares of common stock directly from us through optional cash investments of up to $10,000, then the Purchase Date will occur on the last trading day of each month. If the Administrator is buying shares of common stock directly from us through an optional cash investment in excess of $10,000, then the Administrator will purchase the common stock each month over a ten day pricing period, with each day being considered a Purchase Date, as more fully discussed below.

         If the Administrator purchases shares of common stock directly from us through dividend reinvestment, then the Purchase Date will occur on the dividend payment date (or if such date is not a trading day, then the first trading day immediately preceding such date.)"

2. Page 6. "Summary of the Plan -- Purchase Price."

The second sentence of the second paragraph is replaced by the following language:

         "The ten day pricing period is the ten consecutive trading days ending on the last trading day of each month."

3. Page 12. "The Plan -- Investment Options -- AUTOMATIC INVESTMENTS."

The third paragraph is replaced by the following language:

         "Once automatic deductions begin, funds will be withdrawn from your bank account on the third business day preceding each monthly Purchase Date."

4. Page 14. "The Plan - Purchase Date."

The first sentence of the second bullet point is replaced by the following language:

         "Optional Cash Investments up to $10,000: If the Administrator purchases the shares directly from us, the Purchase Date for optional cash investments up to $10,000 will be on the last trading day of each month."

The second paragraph of the third bullet point is replaced by the following language:

         "The Pricing Period" is the period encompassing the ten consecutive trading days ending on the last trading day of each month. For your reference we've attached as Exhibit A to this prospectus a list of the expected Pricing Period commencement and conclusion dates."

Please see the reverse side of this amendment for an updated list of expected Pricing Period commencement and conclusion dates.

                                     (OVER)


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5. Page 27. "Exhibit A."

Exhibit A is replaced by the following:

                              ISTAR FINANCIAL INC.
                                   (EXHIBIT A)


            MINIMUM
      WAIVER PRICE/WAIVER               WAIVER CASH                PRICING PERIOD
           DISCOUNT                     PAYMENT DUE                 COMMENCEMENT                PRICING PERIOD
             DATE                          DATE                         DATE                    CONCLUSION DATE
    ------------------------    --------------------------- ----------------------------   -------------------------
        August 15, 2001               August 17, 2001              August 20, 2001              August 31, 2001
      September 12, 2001             September 14, 2001          September 17, 2001            September 28, 2001
       October 15, 2001               October 17, 2001            October 18, 2001              October 31, 2001
       November 13, 2001             November 15, 2001            November 16, 2001            November 30, 2001
       December 12, 2001             December 14, 2001            December 17, 2001            December 31, 2001
       January 15, 2002               January 17, 2002            January 18, 2002              January 31, 2002
       February 11, 2002             February 13, 2002            February 14, 2002            February 28, 2002
        March 12, 2002                 March 14, 2002              March 15, 2002                March 29, 2002
        April 12, 2002                 April 16, 2002              April 17, 2002                April 30, 2002
         May 14, 2002                   May 16, 2002                May 17, 2002                  May 31, 2002
         June 12, 2002                 June 14, 2002                June 17, 2002                June 28, 2002
         July 15, 2002                 July 17, 2002                July 18, 2002                July 31, 2002
        August 13, 2002               August 16, 2002              August 19, 2002              August 30, 2002
      September 12, 2002             September 16, 2002          September 17, 2002            September 30, 2002
       October 15, 2002               October 17, 2002            October 18, 2002              October 31, 2002
       November 12, 2002             November 14, 2002            November 15, 2002            November 29, 2002
       December 12, 2002             December 16, 2002            December 17, 2002            December 31, 2002